Exhibit 99.1

Regional Management Corp. Enters into Warehouse Facility and

Increases Availability Under Senior Revolving Credit Facility

- Warehouse Facility Initial Committed Line of $125 Million; Expandable to $150 Million -

- Senior Revolver Commitment Increased to $638 Million and Maturity Extended to June 2020 -

Greenville, South Carolina – June 20, 2017 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, announced today that it and its wholly-owned subsidiary, Regional Management Receivables II, LLC, have entered into a revolving $125 million warehouse facility, which is expandable to $150 million and will be funded by large loan receivables. The warehouse facility has an initial term of 18 months, to be followed by a 12-month amortization period. Credit Suisse is acting as the structuring and syndication agent and Wells Fargo is acting as the administrative agent.

In addition, Regional Management announced that it has amended and restated its senior revolving credit facility agreement. The committed line under the senior revolver has increased to $638 million from its previous amount of $585 million, and the maturity date has been extended to June 2020. The upper limit of the accordion feature has also been increased to $700 million from its previous amount of $650 million. Other borrowing terms under the facility, including the cost of funds, remain largely unchanged.

The amended and restated senior revolving credit facility allows for both the new warehouse facility and for subsequent securitizations using warehouse collateral, subject to the satisfaction of certain limited conditions.

“The establishment of our new warehouse facility, along with the increase in our senior revolving credit facility, is a testament to the strength of our business and will provide us with significant additional capability to fund our strategic growth initiatives,” said Peter R. Knitzer, President and Chief Executive Officer of Regional Management. “We look forward to our new relationship with our warehouse facility lenders and very much appreciate the ongoing long-term support of our senior revolver bank group, including the group’s newest members, BankUnited and Synovus.”

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s transition to a new loan origination and servicing software system; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia, and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331